Exhibit 10.2

BROOKDALE SENIOR LIVING INC.
AMENDED AND RESTATED
TIER I SEVERANCE PAY POLICY

As amended and restated effective August 5, 2025

TABLE OF CONTENTS

BROOKDALE SENIOR LIVING INC.
AMENDED AND RESTATED
TIER I SEVERANCE PAY POLICY

This Brookdale Senior Living Inc. Amended and Restated Tier I Severance Pay Policy (hereinafter, the “Policy”) is adopted by Brookdale Senior Living Inc. (the “Company”) effective as of the 5th day of August, 2025 upon approval by written resolution of the Compensation Committee (the “Committee”) of the Board of Directors (the “Board”) of the Company for the benefit of a select group of management and highly compensated employees of the Company who are eligible to participate as described herein.
This Policy amends and restates in its entirety that certain Amended and Restated Tier I Severance Pay Policy dated effective February 10, 2022.
Section 1. Purpose of the Policy
The purpose of the Policy is to ensure that all eligible employees are given assurance of a determinable amount of Severance Pay and/or Severance Benefits in the event of a Separation from Service under the conditions specified in this Policy.
Section 2. Eligible Employees
(a)The Policy is applicable to each of those employees of the Company and its Subsidiaries, other than the Company’s Chief Executive Officer, who is an officer of the Company and either: (i) holds a title of Executive Vice President or higher; or (ii) does not hold such a title but is designated by the Board or the Committee as eligible to participate in the Policy (in either case, an “Eligible Employee”).
(b)The Board or the Committee may from time to time designate officers for participation in the Policy as an Eligible Employee pursuant to Section 2(a)(ii), or, subject to Section 20 of the Policy, remove such previously designated officers from participation as an Eligible Employee, in each case by written resolution, which designation or removal shall be communicated to such officer(s).
Section 3. Definitions
(a)“Accrued Benefits” shall mean (i) any accrued but unpaid base salary as of a Separation from Service; (ii) any annual bonus earned but unpaid as of a Separation from Service for any previously completed year (payable on the date which the Eligible Employee’s annual bonus is due to be paid under the terms of the applicable bonus plan for such previously completed fiscal year); (iii) reimbursement for any business expenses properly incurred by the Eligible Employee prior to a Separation from Service; and (iv) vested benefits, if any, to which the Eligible Employee may be entitled under the Company's employee benefit plans as of a Separation from Service (including payout of any accrued paid time off (PTO) balance in accordance with the Company’s then applicable PTO policy).
(b)“Affiliate” shall mean an affiliate of the Company (or other referenced entity, as the case may be) as defined in Rule 12b-2 promulgated under Section 12 of the Exchange Act (the “Exchange Act”). For purposes of determining whether an Eligible Employee has had a Separation from Service, Section 1.409A-1(h)(3) of the Treasury Regulations shall determine whether an Affiliate is a “service recipient” under Code Section 409A.

(c)“Cause” shall mean and be limited to the following:
(i)conviction of, guilty plea concerning or confession of any felony;
(ii)any act of fraud, theft or embezzlement committed by the Eligible Employee in connection with the Company’s or its Subsidiaries’ business,
(iii)any material breach of any reasonable and lawful rule or directive of the Company;
(iv)the gross or willful neglect of duties or gross misconduct by the Eligible Employee; or
(v)the habitual use of drugs or habitual, excessive use of alcohol to the extent that any of such uses in the Board’s good faith determination materially interferes with the performance of the Eligible Employee’s duties to the Company.
(d)“Change in Control” shall be deemed to have occurred if:
(i)any Person is or becomes the beneficial owner (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such Person any securities acquired directly from the Company or any of its Affiliates) representing fifty percent (50%) or more of the combined voting power of the Company’s then outstanding securities;
(ii)the following individuals cease for any reason to constitute a majority of the number of directors then serving on the Board: individuals who, on June 5, 2014, constitute the Board and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including, but not limited to, a consent solicitation, relating to the election of directors of the Company) whose appointment or election by the Board or nomination for election by the Company’s stockholders was approved or recommended by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors on June 5, 2014 or whose appointment, election or nomination for election was previously so approved or recommended;
(iii)there is consummated a merger or consolidation of the Company or any direct or indirect Subsidiary of the Company with any other corporation, other than a merger or consolidation immediately following which the individuals who comprise the Board immediately prior thereto constitute at least a majority of the Board of the entity surviving such merger or consolidation or, if the Company or the entity surviving such merger is then a subsidiary, the ultimate parent thereof; or
(iv)the stockholders of the Company approve a plan of complete liquidation or dissolution of the Company or there is consummated an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets, other than (a) a sale or disposition by the Company of all or substantially all of the Company’s assets to an entity, at least fifty percent (50%) of the combined voting power of the voting securities of which are owned by stockholders of the Company following the completion of such transaction in substantially the same proportions as their ownership of the Company immediately prior to such sale or (b) a sale or disposition of all or substantially all of the Company’s assets immediately following which the individuals who comprise the Board immediately prior thereto constitute at least a majority of the board of directors of the entity to which such assets are sold or disposed or, if such entity is a subsidiary, the ultimate parent thereof.
Notwithstanding the foregoing, (i) a “Change in Control” shall not be deemed to have occurred by virtue of the consummation of any transaction or series of integrated transactions immediately following which the holders of the common stock of the Company immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in an entity which owns all or substantially all of the assets of the Company immediately following such transaction or series of transactions and (ii) for each amount due hereunder that constitutes deferred compensation under Section 409A of the Code, and solely to the extent required to avoid accelerated taxation and/or tax penalties under Section 409A of the Code, a Change in Control shall be deemed to have occurred under this Policy with respect to such amount only if a change in the ownership or effective control of the Company or a change in ownership of a substantial portion of the assets of the Company shall also be deemed to have occurred under Section 409A of the Code, subject to an increases in the percentages provided hereunder as those provided for in Treasury Regulation 1.409A-3(i)(5).
(e)“Claim” shall mean any request for Severance Pay under the Policy, which Claim shall be deemed to be made on the date of an Eligible Employee’s Separation from Service. Any claim for Severance Benefits shall be made and determined in accordance with the terms of the applicable health plan pursuant to which such benefits are provided.
(f)“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.
(g)“Disability” shall mean, as determined by the Board in good faith, of an Eligible Employee’s inability, due to disability or incapacity, to perform all of the Eligible Employee’s duties on a full-time basis for (i) periods aggregating one hundred eighty (180) days, whether or not continuous, in any continuous period of three hundred and sixty five (365) days or, (ii) where the Eligible Employee’s absence is adversely affecting the performance of the Company in a significant manner, periods greater than ninety (90) days and the Eligible Employee is unable to resume the Eligible Employee’s duties on a full time basis within ten (10) days of receipt of written notice of the Board’s determination under this clause (ii).
(h)“Good Reason” shall mean the occurrence, without the express prior written consent of an Eligible Employee, of any of the following circumstances, unless such circumstances are fully corrected by the Company within thirty (30) days following written notification by the Eligible Employee (which written notice must be delivered within ninety (90) days of the occurrence of such circumstances) that the Eligible Employee intends to terminate the Eligible Employee’s employment for one of the reasons set forth below:
(i)the failure by the Company to pay to the Eligible Employee any material portion of the Eligible Employee’s base salary or bonus within thirty (30) days of the date such compensation is due; or
(ii)the relocation of the Eligible Employee’s principal office at the Company to a location outside a fifty (50) mile radius from the Eligible Employee’s principal office location with the Company immediately prior to such relocation; or
(iii)a material and significant reduction or adverse change with respect to the Eligible Employee’s compensation; provided, that this clause (iii) shall be disregarded so long as such reduction or change (a) applies to all Eligible Employees and (b) does not occur following (or in connection with) a Change in Control; provided further, that any additional compensation that was in effect for an Eligible Employee expressly on an interim basis immediately prior to such reduction or change shall be disregarded for purposes of this clause (iii); or
(iv)a material and significant reduction or adverse change with respect to the scope or nature of the Eligible Employee’s assigned duties or responsibilities in effect immediately prior to such assignment, or a change in the Eligible Employee’s reporting relationship of two (2) or more reporting levels from the reporting relationship in effect immediately prior to such change; provided, however, (a) that any additional duties and/or responsibilities that were in effect for an Eligible Employee expressly on an interim basis immediately prior to such assignment shall be disregarded for purposes of this clause (iv) and (b) that any reporting relationship that is assigned to the Eligible Employee expressly on an interim basis (such as when a vacancy occurs in the position of the Eligible Employee’s direct supervisor) shall be disregarded for purposes of this clause (iv).
The right to effect a Separation from Service for Good Reason must be exercised by an Eligible Employee within six (6) months following the initial existence of the condition that constitutes Good Reason, otherwise the right to a Separation from Service on the basis of that condition shall be deemed to have been waived.
(i)“Notice” shall mean any notice required under the Policy; which notice shall be in writing. Notice hereunder shall be deemed to have been given when delivered in person to the Company or an Eligible Employee; or actually received by the Company or an Eligible Employee after being transmitted by facsimile to the Company or an Eligible Employee; or, deposited in the United States mail, certified or registered, postage prepaid, return receipt requested, addressed to the Company or an Eligible Employee at their respective last known principal business address, and thereafter actually received by the Company or an Eligible Employee. The burden to prove timely delivery to and receipt by the other party shall be on the party giving notice.
(j)“Person” shall have the meaning given in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof, except that such term shall not include (i) the Company, its Affiliates or any of their respective subsidiaries, (ii) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its subsidiaries, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities, or (iv) a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company.
(k)“Policy Administrator” shall mean the Company, or the Person(s), committee or other group designated by the Company to serve as Policy Administrator.
(l)“Qualifying Separation from Service” shall mean the Eligible Employee’s Separation from Service with the Company either (i) initiated by the Company without Cause or (ii) as a result of the Eligible Employee’s voluntary Separation from Service for Good Reason. A Qualifying Separation from Service shall not include a Separation from Service initiated by the Company by reason of Cause, or as a result of the Eligible Employee’s voluntary resignation, retirement, death or Disability except as provided in Section 3(l)(ii) above.
(m)“Release” shall mean the Waiver and Release which an Eligible Employee is required to provide the Company in accordance with Section 7 of the Policy.

(n)“Separation from Service” shall mean an Eligible Employee’s cessation of services to the Company and/or its Subsidiaries and/or its Affiliates. For purposes of this Policy, an Eligible Employee is treated as continuing in employment with the Company while the Eligible Employee is on military leave, sick leave, or other bona fide leave of absence if the period of such leave does not exceed six (6) months, or if longer, so long as the Eligible Employee retains a right to reemployment with the Company under an applicable statute or by contract. A leave of absence shall constitute a bona fide leave of absence only if there is a reasonable expectation an Eligible Employee will return to perform services for the Company following such leave. If the period of leave exceeds six (6) months and an Eligible Employee does not retain a right to reemployment under an applicable statute or by contract, the Eligible Employee will be deemed to have a Separation from Service on the first date immediately following such six (6) month period. Notwithstanding the foregoing, if (i) a leave of absence is due to any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than six (6) months and (ii) such impairment causes an Eligible Employee to be unable to perform the duties of his or her position of employment or any substantially similar position of employment, then a twenty-nine (29) month period of absence shall be substituted for the six (6) month period described above. For purposes of this Policy, an Eligible Employee shall be deemed to have experienced a Separation from Service on any date the Eligible Employee’s level of bona fide services performed for the Company decreases to a level equal to twenty percent (20%) or less of the average level of services rendered by the Eligible Employee during the thirty-six (36) month period ending on such date or the full period of services rendered by the Eligible Employee for the Company if the Eligible Employee has been providing services to the Company for less than thirty-six (36) months as of such date. Whether a Separation from Service has occurred will be determined in accordance with Treasury Regulation 1.409A-1(h), or any successor thereto.
(o)“Subsidiary” shall mean any corporation or other entity in a chain of corporations or other entities (beginning with the Company and ending with the Subsidiary to which the service provider provides direct services on the date of grant of the Award) in which each corporation or other entity has a “controlling interest” in another corporation or other entity in the chain. For purposes of determining whether an Eligible Employee has had a Separation from Service, Section 1.409A-1(h)(3) of the Treasury Regulations shall determine whether a Subsidiary is a Service Recipient under Code Section 409A.
Section 4. Severance Pay and Severance Benefits
(a)Severance Pay. In the event that (i) an Eligible Employee’s employment is terminated as a result of a Qualifying Separation from Service and (ii) the Eligible Employee timely provides the Company with an enforceable Release in accordance with Sections 5 and 7 of the Policy which is acceptable to the Company in its sole discretion (and the Eligible Employee otherwise complies with the requirements of this Policy, including the requirements of Sections 8(a) and 8(b)), the Company shall pay to the Eligible Employee and provide the Eligible Employee the following Severance Pay:
(i)If Separation from Service by the Company without Cause or by an Eligible Employee with Good Reason (including an employee who was otherwise an Eligible Employee immediately before the occurrence of circumstances giving rise to Good Reason):
(1)One hundred percent (100%) of the sum of (x) the Eligible Employee’s annual salary at the current rate of base salary in effect at the Separation from Service (or, if greater, immediately before the occurrence of circumstances giving rise to Good Reason) and (y) the Eligible Employee’s target annual bonus for the year of Separation from Service (or, if greater, the target annual bonus immediately before the occurrence of circumstances giving rise to Good Reason); provided, however, that any additional compensation that was in effect for an Eligible Employee expressly on an interim basis immediately prior to such Separation from Service shall be disregarded for purposes of the calculation of base salary or target annual bonus; and
(2)In the event that the Eligible Employee has been employed by the Company for at least three (3) months in the year of the Separation from Service, a portion of the Eligible Employee’s annual bonus (to the extent earned under the terms of the applicable bonus plan based on performance, but without regard to any requirement of continued employment) for the year of Separation from Service, pro-rated based on the number of days the Eligible Employee was employed by the Company during such year, payable on the date on which an Eligible Employee’s annual bonus is due to be paid under the terms of the applicable bonus plan with regard to the year of Separation from Service; and
(3)The Accrued Benefits.
(ii)If Separation from Service by the Company without Cause or by an Eligible Employee with Good Reason (including an employee who was otherwise an Eligible Employee immediately before the occurrence of circumstances giving rise to Good Reason) within eighteen (18) months following a Change in Control:
(1)One hundred and fifty percent (150%) of the sum of (x) the Eligible Employee’s annual salary at the current rate of base salary in effect at the Separation from Service (or, if greater, immediately before the occurrence of circumstances giving rise to Good Reason) and (y) the Eligible Employee’s target annual bonus for the year of Separation from Service (or, if greater, the target annual bonus immediately before the occurrence of circumstances giving rise to Good Reason); provided, however, that any additional compensation that was in effect for an Eligible Employee expressly on an interim basis immediately prior to such Separation from Service shall be disregarded for purposes of the calculation of base salary or target annual bonus; and
(2)A portion of the Eligible Employee’s target annual bonus for the year of Separation from Service, pro-rated based on the number of days the Eligible Employee was employed by the Company during such year; and
(3)The Accrued Benefits.
(b)Severance Benefits. In the event of a Qualifying Separation from Service, an Eligible Employee shall be eligible to elect COBRA continuation benefits pursuant to Section 4980B of the Code and Section 601, et. seq. of ERISA (“COBRA”) under the Company’s medical plan (including dependent coverage where applicable) in accordance with the terms of the applicable plan, as such plan may be amended from time to time (the “Severance Benefits”). If the Eligible Employee elects to continue health insurance coverage through COBRA, the Company will continue to pay for current coverage (minus the amount of the then-applicable employee contribution portion) through the conclusion of the severance pay period set forth in the first sentence of Section 5 for a Qualifying Separation from Service under Section 4(a)(i) or for eighteen (18) months following a Qualifying Separation from Service under Section 4(a)(ii) (exclusive of any tax consequences to the recipient(s) on resulting coverage or benefits) as if the Eligible Employee were still an active employee of the Company. For the avoidance of doubt, any Severance Benefits paid during any period following Eligible Employee’s Separation from Service shall run concurrently with the applicable COBRA continuation period and the Eligible

Employee shall be solely responsible for the full cost of any health premiums for the continuation of COBRA coverage which may extend past such period, if any. Notwithstanding the foregoing, the Eligible Employee’s Severance Benefits coverage shall end earlier than the foregoing applicable period as follows (A) the date of any material breach of the provisions of this Policy by the Eligible Employee, or (B) the date the Eligible Employee first becomes eligible for medical coverage under another plan, program or other arrangement of any type or description, without regard to whether the Eligible Employee neglects, refuses or otherwise fails to take any action required for enrollment in such other plan, program or other arrangement. The Eligible Employee shall provide Notice to the Company in writing within seven (7) days of becoming eligible for any such alternate coverage. For purposes of the payment of the Severance Benefits, the Company may treat the amounts paid by it for premiums as taxable to the Eligible Employee or make such payments (less any required withholding) directly to the Eligible Employee to the extent required to avoid adverse consequences to the Eligible Employee or the Company under either Section 105(h) of the Code, or the Patient Protection and Affordable Care Act of 2010 as amended, and/or the Health Care and Education Reconciliation Act of 2010, as amended (to the extent applicable) (collectively, the “PPACA”); provided, further, that the Company may modify or discontinue Severance Benefits to the extent reasonably necessary to avoid the imposition of any excise taxes on the Company for failure to comply with the nondiscrimination requirements of the PPACA (to the extent applicable).
Section 5. Payment of Severance Pay and Severance Benefits
Severance amounts under Section 4(a)(i)(1) will be paid to an Eligible Employee in equal periodic installments over twelve (12) months on the Company’s regular payroll dates, with the first of such payments commencing on the Severance Commencement Date (as defined below). Severance amounts under Sections 4(a)(ii)(1) and (2) will be paid to an Eligible Employee in a lump sum on the Severance Commencement Date. Severance amounts under Sections 4(a)(i)(3) and 4(a)(ii)(3) will be paid to an Eligible Employee in accordance with normal Company policy and payroll practices promptly following the Severance Commencement Date. For purposes of this Policy, “Severance Commencement Date” means the first payroll period commencing on or after the date the Release becomes effective and after expiration of the seven (7) day revocation period (as described in Section 7 hereof). Notwithstanding anything to the contrary in this Policy, payments of amounts under Section 4(a) (the “Severance Pay”) and continued provision of the Severance Benefits shall be conditioned on the Eligible Employee having signed and returned a Release and the seven (7) day revocation period (as described in Section 7 of the Policy) for the signed Release having expired, in all instances, within sixty (60) days of Eligible Employee’s termination date (the “Release Period”). If a signed Release is not returned, the Eligible Employee revokes the Release or the seven (7) day revocation period has not expired within the Release Period, the Eligible Employee shall forfeit all Severance Pay due hereunder and the right to any continued Severance Benefits (as of the date of revocation or the lapse of the Release Period, whichever is earlier). Notwithstanding the foregoing, if the Release Period begins in one calendar year (the “earlier year”) and ends in the subsequent calendar year, then in no event shall any payment under this Policy that is contingent upon the return and effectiveness of the Release be made in the earlier year and, if such payment is delayed under this sentence to the subsequent year (and is otherwise required to be made under this Policy), such payment shall be made as soon as administratively practicable in the subsequent year and the remaining payments shall continue as set forth in this Section 5, subject to the provisions of this Policy. All taxes and other deductions required by law, and any additional sums owing the Company shall be deducted from any Severance Pay and/or Severance Benefits as determined by the Policy Administrator in its sole discretion and in accordance with Section 6 of the Policy. Any benefits that accrue under this Policy, if any, are net of any such amount other than taxes and other deductions required by law.
Section 6. Section 409A
It is intended that (i) each payment or installment of payments provided under this Policy is a separate “payment” for purposes of Code Section 409A and (ii) that the payments satisfy, to the greatest extent possible, the exemptions from the application of Code Section 409A including those exceptions provided under Treasury Regulations 1.409A-1(b)(4) (regarding short-term deferrals), 1.409A-1(b)(9)(iii) (regarding the two-times, two year exception), and 1.409A-1(b)(9)(v) (regarding reimbursements and other separation pay). Notwithstanding anything to the contrary in this Policy, if the Company determines (i) that on the date of an Eligible Employee’s Separation from Service or at such other time that the Company determines to be relevant, the Eligible Employee is a “specified employee” (as such term is defined under Treasury Regulation 1.409A-1(i)(1)) of the Company and (ii) that any payments to be provided to the Eligible Employee pursuant to this Policy are or may become subject to the additional tax under Code Section 409A(a)(1)(B) or any other taxes or penalties imposed under Code Section 409A (“Section 409A Taxes”) if provided at the time otherwise required under this Policy, then such payments shall be delayed until the date that is six (6) months after the date of the Eligible Employee’s Separation from Service with the Company, or if earlier, the Eligible Employee’s death. Any payments delayed pursuant to this Section 6 shall be made in a lump sum on the first day of the seventh month following the Eligible Employee’s Separation from Service or, if earlier, the Eligible Employee’s death.
Notwithstanding any other provision of this Policy to the contrary, in no event shall any payment under this Policy that constitutes “deferred compensation” for purposes of Code Section 409A and the Treasury Regulations promulgated thereunder be subject to offset (excluding any forfeiture of Severance Pay or Severance Benefits pursuant applicable sections of this Policy) by any other amount unless otherwise permitted by Code Section 409A.
Section 7. Waiver and Release
In order to receive the Severance Pay or to continue to receive the Severance Benefits available under the Policy, an Eligible Employee must execute and submit to the Policy Administrator a signed, enforceable Release which is acceptable to the Company in its sole discretion pursuant to the time periods of the applicable Release and within forty-five (45) days of receiving the Release. In the Release, the Eligible Employee will waive all claims or causes of action arising out of or related to his/her employment and the termination of his/her employment. Such Release shall be provided to an Eligible Employee within three (3) business days of the date of the Eligible Employee’s Qualifying Separation from Service.
An Eligible Employee may revoke his/her signed Release within seven (7) days of signing such Release, provided such revocation is made in accordance with the provisions for revocation set forth below. Any such revocation must be made in writing and must be received by the Policy Administrator within such seven (7) day period. If an Eligible Employee timely revokes his/her Release he/she shall not be eligible to receive any Severance Pay or continue to receive Severance Benefits under the Policy effective on the date of such revocation. If an Eligible Employee timely submits a signed Release and does not exercise his/her right of revocation and/or the revocation period expires prior to the expiration of the Release Period, he/she shall be eligible to receive Severance Pay and continue to receive Severance Benefits under the Policy. Eligible Employees are encouraged to contact their personal attorney at their own expense to review the Release, if they so desire. An Eligible Employee’s acceptance and right to retention of Severance Pay and/or Severance Benefits are contingent upon the terms of the Policy and full compliance with the terms of the Release.
Section 8. Restrictive Covenants
(a)Eligible Employees must acknowledge in the Release that the restrictive covenants contained in any long-term incentive awards issued pursuant to the Company’s Omnibus Stock Incentive Plan, 2014 Omnibus Incentive Plan, 2024 Omnibus Incentive Plan or any predecessor or successor plan (the “Equity Plans”) and any and all other agreements between an Eligible Employee and the Company or to which an Eligible Employee is a party, relating to non-competition (as applicable), non-solicitation of employees, clients and others, non-disparagement and confidentiality will remain in force for the period specified therein and the Severance Pay that the Eligible Employee may be entitled to pursuant to this Policy is additional consideration for such restrictive covenants.
(b)In addition to the acknowledgments set forth in Section 8(a) of this Policy, in order to be eligible to receive Severance Pay and/or Severance Benefits under this Policy, an Eligible Employee must execute and deliver at or prior to the time of such Eligible Employee’s delivery of the signed, enforceable Release (or have previously executed and delivered) to the Company a signed, enforceable agreement containing a non-competition covenant which is acceptable to the Company. Such non-competition covenant will provide that the Eligible Employee agrees, during the period of his or her employment and, following the termination of such employment for any reason or for no reason, for a period of 12 months, that such Eligible Employee shall not directly or indirectly, either as a principal, agent, employee, employer, consultant, partner, shareholder of a closely held corporation or shareholder in excess of five percent of a publicly traded corporation, corporate officer or director, or in any other individual or representative capacity, engage or otherwise participate in any manner or fashion in any business that is a Competing Business.
(c)For purposes of this Section 8(b), “Competing Business” means a business (which shall include any sole proprietorship, partnership, limited partnership, limited liability partnership, limited liability company, corporation or other for-profit or not-for-profit business organization) (A) engaged in the business of owning, operating or managing senior living facilities within the United States or (B) that, itself or with its affiliates, provides private duty healthcare or other services to patients or customers within any state that the Company or its subsidiaries or affiliates provides now, or provides during the Eligible Employee’s employment, such private duty healthcare or other services to patients or customers, and that derives, together with its controlled affiliates or together with its affiliates, more than 10% of its and its controlled affiliates or 10% of its and its affiliates, respectively, revenue from the provision of private duty healthcare or other services to patients or customers.

(d)Not by way of limitation, a breach of such restrictive covenants by an Eligible Employee shall result in (i) the immediate and permanent cessation of payment of Severance Pay and the provision of Severance Benefits to such Eligible Employee, (ii) the obligation of the Eligible Employee to repay to the Company upon written demand ninety percent (90%) of the amount, cost or value of the Severance Pay and/or Severance Benefits previously paid or provided to the Eligible Employee, and (iii) the obligation of the Eligible Employee to pay to the Company its costs and expenses in enforcing this Section (including court costs, expenses and reasonable legal fees).
Section 9. Policy Administration
The Policy Administrator shall have the sole, absolute and final discretionary authority to determine eligibility for Policy benefits and to construe the terms of the Policy, including the making of factual determinations. The decisions of the Policy Administrator shall be final and conclusive with respect to all questions concerning the interpretation and administration of the Policy. The Policy Administrator may delegate to other persons responsibilities for performing certain of the duties of the Policy Administrator under the terms of the Policy and may seek such expert advice as the Policy Administrator deems reasonably necessary with respect to the Policy. The Policy Administrator shall be entitled to rely upon the information and advice furnished by such delegatees and experts, unless actually knowing such information and advice to be inaccurate or unlawful.
Section 10. Claims Procedure
(a)In General. An Eligible Employee may file a Claim for Severance Pay benefits with the Policy Administrator. The Policy Administrator will notify the claimant of any adverse benefit determination within a reasonable period of time, but in no event later than sixty (60) days after receipt of the Claim. The sixty (60) day period may be extended by an additional sixty (60) days for matters beyond the control of the Policy Administrator as long as the claimant is notified of the reasons for such extension and the time by which a decision will be rendered prior to the expiration of the initial sixty (60) day period. An adverse benefit determination by the Policy Administrator may be appealed as provided in this Section.
(b)Adverse Benefit Determination. The Policy Administrator will provide written or electronic notification of an adverse benefit determination within the timeframes set forth in Section 10(a) above. This notification will include: (i) the specific reasons for the adverse benefit determination; (ii) reference to the specific Policy provisions on which the determination was based; (iii) a description of any additional material or information necessary for the claimant to perfect the Claim, and an explanation of why such material or information is needed; (iv) a description of the Policy’s review procedures and the time limits applicable to such procedures; (v) a statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to the Claim other than documents which are attorney work product or which are subject to attorney-client privilege; and (vi) a statement of the claimant’s right to bring a civil action under Section 502(a) of ERISA.
(c)Appeals. Upon receipt of notification of an adverse benefit determination, the claimant shall have sixty (60) days from such date to file an appeal with the Policy Administrator. The claimant may submit written comments, documents, records and other information relating to the Claim. The review shall take into account all comments, documents, records, and other information submitted by the claimant relating to the Claim, without regard to whether such information was submitted or considered in the initial benefit determination. The

Policy Administrator will provide written or electronic notification to the claimant of its decision on appeal within a reasonable period of time, but in no event later than sixty (60) days after receipt of the appeal. This sixty (60) day period may be extended by an additional sixty (60) days for matters beyond the control of the Policy Administrator as long as the claimant is notified of the reasons for such extension and the time by which a decision will be rendered prior to the expiration of the initial sixty (60) day period. The Policy Administrator’s notification of its decision on appeal shall include the following:
(i)The specific reasons for the adverse appeal determination;
(ii)Reference to the specific Policy provisions on which the determination was based;
(iii)A statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to the Claim, other than documents which are attorney work product or which are subject to attorney-client privilege; and
(iv)A statement of the claimant’s right to bring a civil action under Section 502(a) of ERISA.
Section 11. Long-Term Incentive Awards
The terms of any grant agreements with respect to long-term incentive awards issued pursuant to the Equity Plans shall govern the treatment of such awards in the event of a Separation from Service and shall not be modified hereby.
Section 12. 280G
(a)Notwithstanding anything in this Policy to the contrary, in the event that any payment or benefit received or to be received by an Eligible Employee (including any payment or benefit received in connection with a “Change in Control” or the termination of an Eligible Employee’s employment or consultancy, whether pursuant to the terms of this Policy or any other plan, arrangement or agreement) (all such payments and benefits being hereinafter referred to as the “Total Payments”) would not be deductible (in whole or part) by the Company or any of its subsidiaries or Affiliates making such payment or providing such benefit as a result of Code Section 280G, then, to the extent necessary to make such portion of the Total Payments deductible (and after taking into account any reduction in the Total Payments provided by reason of Code Section 280G in such other plan, arrangement or agreement), the portion of the Total Payments that do not constitute deferred compensation within the meaning of Code Section 409A shall first be reduced (if necessary, to zero), and all other Total Payments shall thereafter be reduced (if necessary, to zero), in accordance with Code Section 409A.
(b)For purposes of this limitation, (i) no portion of the Total Payments the receipt or enjoyment of which an Eligible Employee shall have waived at such time and in such manner as not to constitute a “payment” within the meaning of Code Section 280G(b) shall be taken into account; (ii) no portion of the Total Payments shall be taken into account which, in the opinion of tax counsel (“Tax Counsel”) reasonably acceptable to an Eligible Employee and selected by the accounting firm which was, immediately prior to the Change in Control, the Company’s independent auditor (the “Auditor”), does not constitute a “parachute payment” within the meaning of Code Section 280G(b)(2), including by reason of Code Section 280G(b)(4)(A); (iii) the Severance Pay payable to an Eligible Employee pursuant to Section 4(a) hereof shall be reduced only to the extent necessary so that the Total Payments (other than those referred to in clauses (i) or (ii) of this paragraph) in their entirety constitute reasonable compensation for services actually rendered within the meaning of Code Section 280G(b)(4)(B) or are otherwise not subject to disallowance as deductions by reason of Code Section 280G, in the opinion of Tax Counsel; and (iv) the value of any non-cash benefit or any deferred payment or benefit included in the Total Payments shall be determined by the Auditor in accordance with the principles of Code Sections 280G(d)(3) and (4).
(c)If it is established pursuant to a final determination of a court of competent jurisdiction or an Internal Revenue Service proceeding that, notwithstanding the good faith of an Eligible Employee and the Company in applying the terms of this Section 12, the Total Payments paid to or for an Eligible Employee’s benefit are in an amount that would result in any portion of such Total Payments being subject to the excise tax imposed by Code Section 4999 (the “Excise Tax”), then, if such repayment would result in (i) no portion of the remaining Total Payments being subject to the Excise Tax and (ii) a dollar-for-dollar reduction in the Eligible Employee’s taxable income and wages for purposes of federal, state and local income and employment taxes, the Eligible Employee shall have an obligation to pay the Company upon demand an amount equal to the sum of (x) the excess of the Total Payments paid to or for the Eligible Employee’s benefit over the Total Payments that could have been paid to or for the Eligible Employee’s benefit without any portion of such Total Payments being subject to the Excise Tax; and (y) interest on the amount set forth in clause (x) of this sentence at the rate provided in Code Section 1274(b)(2)(B) from the date of the Eligible Employee’s receipt of such excess until the date of such payment.
Section 13. No Assignment
Severance Pay and Severance Benefits payable to or to be provided under the Policy shall not be subject to anticipation, alienation, pledge, sale, transfer, assignment, garnishment, attachment, execution, encumbrance, levy, lien, or charge, and any attempt to cause such Severance Pay and/or Severance Benefits to be so subjected shall not be recognized, except to the extent required by law.
Section 14. No Employment Rights
The Policy is not a contract for employment and shall not confer employment rights upon any person. No person shall be entitled, by virtue of the Policy, to remain in the employ of the Company and nothing in the Policy shall restrict the right of the Company or its successor to terminate the employment of any Eligible Employee or other person at any time, with or without Cause.
Section 15. Policy Funding
The payments to an Eligible Employee hereunder shall be made from assets which shall continue, for all purposes, to be a part of the general, unrestricted assets of the Company. No person shall have nor acquire any interest in any such assets by virtue of the provisions of this Policy or any other agreement in connection with the Policy. The Company’s obligation hereunder shall be unfunded and unsecured. To the extent that the Eligible Employee acquires a right to receive payments from the Company under the provisions hereof, such right shall be no greater than the right of any unsecured general creditor of the Company. No such person shall have nor require any legal or equitable right, interest or claim in or to any property or assets of the Company.

Nothing contained in this Policy, and no action taken pursuant to its provisions by either party hereto, shall create, nor be construed to create, a trust of any kind or a fiduciary relationship between the Company and the Participant, his beneficiary, or any other person.
Section 16. Survival of Policy Upon a Change in Control
The Policy shall survive a Change in Control of the Company and shall be binding upon any successor entity that is the survivor, successor, reorganized, affiliated or purchaser organization resulting from a combination, restructuring, merger, functional reorganization, sale, affiliation or other reorganization of the Company. Upon the Change in Control of the Company, the successor entity shall assume the obligations and liabilities of the Policy. All Eligible Employees who were employed by the Company as of a Change in Control shall continue to be eligible to receive the Severance Pay and/or Severance Benefits available under the Policy and such Severance Pay and/or Severance Benefits shall be payable by the successor entity. Notwithstanding the foregoing provisions of this Section, following a Change in Control of the Company, nothing in the Policy shall preclude the successor entity from adopting its own new change in control severance plan for employees covering a subsequent change in control, provided, however, that any such new change in control severance plan shall not in any way change the ability of all Eligible Employees who were employed by the Company as of a Change in Control to continue to be eligible to receive the Severance Pay and/or Severance Benefits available under the Policy, except within the limitations of Section 20.
Section 17. Applicable Law
The Policy shall be governed and construed in accordance with ERISA and, in the event that any reference shall be made to State law, the internal laws of the State of Tennessee shall apply to the extent not preempted by ERISA. It is intended that the Policy meet an exception from, or comply with, applicable provisions of Code Section 409A and the Treasury Regulations promulgated thereunder and, to the extent such section or regulations apply, the Policy shall be construed and administered accordingly.
Section 18. Severability
Any provision of this Policy which is deemed by a court of competent jurisdiction to be invalid, illegal or unenforceable in any jurisdiction shall, as to that jurisdiction and subject to this paragraph be ineffective to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining provisions hereof in such jurisdiction or rendering that or any other provisions of this Policy invalid, illegal, or unenforceable in any other jurisdiction. If any covenant should be deemed invalid, illegal or unenforceable by a court of competent jurisdiction because its scope is considered excessive, such covenant shall be modified so that the scope of the covenant is reduced only to the minimum extent necessary to render the modified covenant valid, legal and enforceable.
Section 19. Policy Year
The ERISA plan year of this Policy shall be the twelve-month period commencing on January 1 of each year.

Section 20. Amendment/Termination of Policy
With respect to amendments to clarify existing provisions of the Policy or to conform the Policy to the requirements of law, the Company reserves the right in its sole discretion to amend the Policy to the full extent permitted by and in accordance with Code Section 409A and the Treasury Regulations promulgated thereunder at any time, retroactively or otherwise, by written resolution of the Board or the Committee. Except as otherwise provided in this Section, the Company reserves the right in its sole discretion to amend or terminate the Policy, or to remove the designation of Eligible Employees in accordance with Section 2(b), at any time by written resolution of the Board or the Committee, provided, however, that (i) any such amendment, termination or removal of such designation which would reduce or otherwise adversely affect the benefits of an Eligible Employee who has previously incurred a Qualifying Separation from Service may not take effect as to the affected Eligible Employee without the written consent of the affected Eligible Employee, and (ii) any such amendment, termination or removal of such designation which would reduce or adversely affect the benefits which may be payable to an Eligible Employee who has not yet incurred a Qualifying Separation from Service at the time of the amendment shall be effective not sooner than (a) thirty (30) months from the date of such written resolution in the event the written resolution is adopted on or after the date of a Change in Control or (b) twenty-four (24) months from the date of such written resolution in the event the written resolution is adopted on or after the date of a change in the individual serving as the Company’s Chief Executive Officer, and (iii) any amounts paid in connection with such termination are paid in accordance with Section 1.409A-3(j)(4)(ix) of the Treasury Regulations.
Section 21. Recovery of Payments Made by Mistake
An Eligible Employee shall be required to return immediately to the Company any Severance Pay and/or Severance Benefits payment or portion thereof, made by a mistake of fact or law, to the extent permitted by Section 409A of the Code.
Section 22. Representations Contrary to the Policy
No employee, officer, or director of the Company has the authority to alter, vary, or modify the terms of the Policy except by means of an authorized written amendment to the Policy. No verbal or written representations contrary to the terms of the Policy and its written amendments shall be binding upon the Policy, the Policy Administrator, or the Company, nor may any such representation be relied upon by Eligible Employee.
Section 23. ERISA
To the extent this Policy is governed by ERISA, this Policy shall cover certain employees of the Company who are members of a “select group” of management or highly compensated employees within the meaning of Sections 201(2), 301(a)(3), and 401(a)(1) of ERISA. The Company shall have the authority to take any and all actions necessary or desirable in order for the Policy to satisfy the requirements set forth in ERISA and the regulations thereunder applicable to plans maintained for employees who are members of a select group of management or highly compensated employees.

Section 24. Cooperation
In order to be eligible to receive Severance Pay and/or Severance Benefits under this Policy, an Eligible Employee must fully cooperate with the Company, its attorneys, agents, representatives, and employees with respect to legal and business matters that are either known at the time of an Eligible Employee’s Separation from Service or that may later become known. Cooperation includes but is not limited to release of documents, review of documents, and attending depositions, hearings, and trials on reasonable notice.
Section 25. Miscellaneous Provisions
All pay and other benefits (except Severance Pay and Severance Benefits), payable to an Eligible Employee as of his/her date of Separation from Service with the Company according to the established policies, plans, and procedures of the Company shall be paid in accordance with the terms of those established policies, plans, and procedures. In addition, any benefit continuation or conversion rights which an eligible Employee has as of his/her date of Separation from Service with the Company according to the established policies, plans, and procedures of the Company shall be made available to him/her.
Section 26. No Duplication of Severance Pay or Benefits; Effect on Certain Prior Agreements
Except as set forth in this Section 26, this Policy supersedes, and no Eligible Employee entitled to participate in this Policy shall be entitled to any payments or benefits under, any other Company severance plans, programs, policies, or course of dealing covering Eligible Employees, both formal and informal, including the Company’s Amended and Restated Tier II Severance Pay Policy. Notwithstanding any other provision of the Policy, if an Eligible Employee is party to a Severance Pay Policy Letter Agreement dated as of August 6, 2010, the terms of such Severance Pay Policy Letter shall continue to modify the Policy as applied to such Eligible Employee; provided, however, that such Severance Pay Policy Letter Agreement shall not be interpreted to reduce the Severance Pay otherwise payable to such Eligible Employee under Section 4(a)(i) of the Policy for a Separation from Service by the Company without Cause, and the definition of “Good Reason” contained in the Severance Pay Policy, Tier I, effective as of August 6, 2010, shall apply in lieu of the definition of Good Reason contained herein.
             BROOKDALE SENIOR LIVING INC.

By: /s/ Denise W. Warren
Name: Denise W. Warren
Title: Interim CEO and Chairman